[SEAL]                        STATE OF CONNECTICUT

                      DEPARTMENT OF PUBLIC UTILITY CONTROL
                               TEN FRANKLIN SQUARE
                              NEW BRITAIN, CT 06051



Docket No. 99-08-11 99-08-11       Application of Montaup Electric Company for
                                   the Transfer of Ownership From Eastern Edison
                                   Company to Eastern Utilities Affiliates
                                   Application of Montaup Electric Company for the Transfer of Ownership From Eastern Edison
                                   Company to Eastern Utilities Associates

Docket No. 99-08-12 99-08-12       Application of New England Power Company for
                                   Approval of a Merger with Montaup Electric
                                   Company Application of New England Power
                                   Company for Approval of a Merger with Montaup
                                   Electric Company

Docket No. 99-08-13 99-08-13       Application of New England Electric System
                                   for Approval of a Merger with Eastern
                                   Utilities Associates Application of New
                                   England Electric System for Approval of a
                                   Merger with Eastern Utilities Associates

                                October 27, 1999

                         By the following Commissioners:


                                  Glenn Arthur
                               Linda Kelly Arnold
                                Jack R. Goldberg

                                    DECISION


I.   Introduction

A.   Summary

          Pursuant to the Regulations of Connecticut State Agencies section 16-1-9 (Conn. Agencies Regs.), the Department of Public Utility Control consolidates the three interrelated petitions, Docket No. 99-08-11, Application of Montaup Electric Company for the Transfer of Ownership from Eastern Edison Company to Eastern Utilities Associates; Docket No. 99-08-12, Application of New England Power Company for Approval of a Merger with Montaup Electric Company; and Docket No. 99-08-13, Application of New England Electic System for Approval of a Merger with Eastern Utilities Associates.

         In this Decision the Department of Public Utility Control considers these three interrelated petitions, which ultimately result in the mergers of Eastern Utilities Associates into New England Electric System, and of EUA's operating subsidiary, Montaup Electric Company into New England Power Company NEES' operating subsidiary. Prior to these mergers, direct ownership of Montaup Electric Company will be transferred to Eastern Utilities Associates. The Department of Public Utility Control joins the three petitions for the purpose of this Decision and approves the applications for reorganization and mergers.

B.   Applicants' Proposal

          By application dated August 12, 1999 (Application I), Montaup Electric Company (Montaup or Company) requests that the Department of Public Utility Control (Department) either (1) confirm that Department approval is not required for the transfer of ownership from Eastern Edison Company (Eastern) to Eastern Utilities Associates (EUA), or (2) if such Department approval is necessary, grant such transfer. By virtue of Montaup's minority ownership in Millstone Unit No. 3 located in Connecticut, Montaup, pursuant to the General Statutes of Connecticut (Conn. Gen. Stat.) section 16-246c(c), is an electric and public service company for all purposes of Title 16 of the Connecticut General Statutes.

          By application dated August 12, 1999 (Application II), New England Power Company (NEP) and Montaup (with NEP, Petitioners) jointly file this petition with the Department requesting approval for the merger of NEP with Montaup (NEP Merger), pursuant to section 16-43(a)(1) of the Conn. Gen. Stat. By virtue of NEP's and Montaup's ownership in Millstone Unit No. 3 located in Connecticut, NEP and Montaup are both electric companies and public service companies for all purposes of Title 16 of the Conn. Gen. Stat., pursuant to Conn. Gen. Stat. section 246c(c).

          By application dated August 12, 1999 (Application III), the Petitioners jointly filed a request with the Department seeking approval for the merger of NEP's parent company, New England Electric System (NEES), with Montaup's parent, EUA, (collectively, NEES Merger), pursuant to section 16-43(a)(1) of the Conn. Gen. Stat. By virtue of NEP's and Montaup's ownership in Millstone Unit No. 3 located in Connecticut, NEP and Montaup are electric companies and public service companies, pursuant to Conn. Gen. Stat. section 246c(c), for all purposes of Title 16 of Conn. Gen. Stat.

C.   Conduct of the Proceeding

          There is no statutory requirement for a hearing and none was held.

D.   Parties and Intervenors

          New England Power Company, 25 Research Drive, Westborough, Massachusetts 01582; Montaup Electric Company, c/o EUA Service Corporation, 750 West Center Street, West Bridgewater, Massachusetts 02379; and the Office of Consumer Counsel, Ten Franklin Square, New Britain, CT 06051, were recognized as parties to this proceeding.

V.   Petitioners' Evidence

          Montaup is a wholly-owned subsidiary of Eastern Edison, which is itself a wholly-owned subsidiary of EUA. Montaup is located in Massachusetts and provides transmission service to its retail distribution affiliates and to two non-affiliated municipal electric utilities in Massachusetts and Rhode Island. Montaup is a foreign electric company, as defined in the Conn. Gen. Stat.
section 16-246a. Pursuant to the provisions of Conn. Gen. Stat. section 16-246c(c), Montaup constitutes an electric company and public service company within meaning of Conn. Gen. Stat. section 16-1 by virtue of its minority, non-operating interest in Millstone Unit No. 3, a nuclear generating asset located in Waterford, Connecticut. Montaup is attempting to divest its interest in the nuclear generating assets. Application I, pp. 2-3.

         Eastern is a wholly-owned subsidiary of EUA. It provides distribution services to approximately 186,000 customers in non-contiguous territories covering the southeastern Massachusetts cities of Brockton and Fall River, and in 20 surrounding towns. Eastern does not directly own any generating or transmission assets in Connecticut. Application I, p. 2.

          NEP, a wholly-owned subsidiary of NEES, is a regulated public utility company organized and operated under the laws of the Commonwealth of Massachusetts. It is primarily a transmission company operating over 2,600 miles of transmission facilities in Massachusetts, Rhode Island, New Hampshire, and Vermont. NEP currently has a minority ownership interest in Millstone Unit No. 3, a nuclear generating asset located in Connecticut. NEP intends to divest its interests in the operating nuclear units. Applications II and III, pp. 2-3.

         EUA is a public holding company organized as a voluntary association under Massachusetts law. Its affiliates are engaged in the transmission and distribution of electricity in Massachusetts and Rhode Island, delivering service to more than 305,000 customers in southeastern Massachusetts and northern and coastal Rhode Island. EUA directly owns all common stock of Eastern, Newport Electric Corporation, and Blackstone Valley Electric Company and indirectly owns all common and preferred stock of Montaup. EUA does not directly own any generating or transmission assets located in Connecticut. Application 1, pp. 1-2.

          NEES is a public utility holding company headquartered in Westborough, Massachusetts. Its subsidiaries are engaged in the transmission and distribution of electricity and the marketing of energy commodities and services. The electricity delivery companies serve approximately 1.3 million customers in Massachusetts, Rhode Island, and New Hampshire. Other NEES subsidiaries offer telecommunication services. NEES owns the common equity of NEP. Application III,
p. 3.

          In Application I, Montaup requests approval of its transfer to EUA all of Eastern's investment in Montaup's capitalization. Montaup is a second-tier subsidiary of EUA, and remains a subsidiary of EUA, albeit a direct subsidiary, after the transfer. Application I, p. 3.

          The Company argues that Conn. Gen. Stat. section 16-47(c), which applies to holding companies, does not apply in this instance because neither EUA nor Montaup engages in the business of supplying service within the state. Application I, pp. 3-4. The Company further argues that Conn. Gen. Stat. section 16-43 also does not apply in this instance because the proposed transaction involves a transfer of ownership of Montaup, a second tier corporate subsidiary to its parent holding company, and is not a merger or consolidation, will not cause issuance of new common stock, and is only a transfer, not the sale, of Montaup's capitalization from a subsidiary to a parent company. The capital structure of Montaup is not being altered, and Montaup is not divesting any property. Application I, p. 5.

          The proposed transfer is subject to approval by the Securities and Exchange Commission (SEC), the Federal Energy Regulatory Commission (FERC), and the Nuclear Regulatory Commission (NRC). In addition, the Massachusetts Department of Telecommunications and Energy (MDTE) will retain jurisdiction over Montaup and Eastern after the transfer. Application I, p. 6.

          In Application II, the Petitioners are requesting the Department's approval of the NEP Merger pursuant to Conn. Gen. Stat. section 16-43(a)(1). Application II, p. 1. NEP and Montaup constitute "electric companies" and "public service companies", as defined in Conn. Gen. Stat. section 16-246c(c). Montaup proposes to merge with and into NEP. Application II, p. 3. NEP and Montaup intend eventually to divest their interests in their operating nuclear units. Application III, p. 2. The Petitioners request approval of the merger pursuant to Conn. Gen. Stat. section 16-43.

          The proposed NEP merger transaction is subject to approval by FERC and MDTE. Approval of the Public Service Board of Vermont, where NEP and Montaup own property, is also required, and approval from the New Hampshire Public Service Commission may also be necessary. Application II, p. 4.

          In Application III, the Petitioners are requesting the Department's approval of the NEES Merger pursuant to Conn. Gen. Stat. section 16-43(a)(1). Application III, p. 1. NEES and EUA are registered holding companies under the Public Utility Holding Company Act of 1935. It is contemplated that a NEES affiliate, Research Drive LLC, will merge with and into EUA, with EUA being the surviving entity that will merge into NEES. Application III, pp. 1 and 3. The Petitioners request Department approval of this merger pursuant to Conn. Gen. Stat. section 16-43.

          The proposed NEES merger transaction is subject to approval by the SEC, FERC, the NRC, and the Rhode Island Public Utilities Commission. In addition, the proposed transaction is being scrutinized by the MDTE. The proposed transaction also requires a Hart-Scott-Rodino filing with the U.S. Justice Department.1 Application III, pp. 5-6.

III. Department Analysis

          The Department has reviewed the proposed reorganization and mergers submitted in Docket Nos. 99-08-11, 99-08-12, and 99-08-13. The proposed transfer of Montaup from a secondary subsidiary to a first-tier subsidiary of its holding company, EUA, is not a merger. Montaup is not being absorbed into EUA, but is retaining its separate identity. Nor is the transfer a consolidation as Montaup and EUA are not combining to form a new entity. No new common stock in Montaup is being issued; the existing capitalization of Montaup is being transferred intact within the holding company's structure. Under the particular set of facts and circumstances of this docket, the Department finds that the transfer of Montaup, a subsidiary of EUA's subsidiary Eastern, constitutes a corporate reorganization. Subsequent to this reorganization, Montaup will merge with NEP, the new entity being a subsidiary of NEES, and EUA will then merge with NEES, the resulting entity being NEES.

          The Petitioners qualify as foreign electric companies pursuant to the provisions of Conn. Gen. Stat. section 16-246c by virtue of their minority interest in Millstone Unit No. 3, a nuclear generating asset located in Waterford, Connecticut. Pursuant to Conn. Gen. Stat. section 16-246c(c), NEP and Montaup constitute "electric companies" and "public service companies" within meaning of Conn. Gen. Stat. section 16-1. The NEP Merger falls under Conn. Gen. Stat. section 16-43(a), which provides, in pertinent part:

          A public service company shall obtain the approval of the Department . . . to directly or indirectly (1) merge, consolidate or make common stock with any other company, or (2) sell, lease, assign . . . or otherwise dispose of any essential part of its franchise, plant equipment or other property necessary or useful in the performance of its duty to the public. . . .

---------------

1 The Hart-Scott-Rodino Antitrust Improvement Act of 1976, PUB. L. 94-435, Sept. 30, 1976, requires a filing with the Federal Trade Commission and Assistant Attorney General prior to the subject transaction. 15 U.S.C.
     section 18a.

Thus, the Petitioners must obtain approval from the Department for the merger of the public service companies. Although the merger of their holding companies, EUA and NEES, may be considered under Conn. Gen. Stat. section 16-47, it is determined that the merger also falls under Conn. Gen. Stat. section 16-43(a) for approval.

          The Department has reviewed the Petitioners' applications and supporting exhibits, and finds that the proposed mergers will not adversely affect electric service in Connecticut. NEP and Montaup have no ratepayers in Connecticut and are regulated by the jurisdiction of Massachusetts, where they are domiciled. The NEP Merger and the NEES Merger would have no detrimental effect on Connecticut ratepayers. Therefore, under Conn. Gen. Stat. section 16-43, the Department approves the Petitioners' requests in Docket Nos. 99-08-11, 99-08-12, and 99-08-13, subject to compliance with all applicable requirements as found in the Petitioners' applications.

IV.  Findings of Fact

1.   NEP and Montaup are foreign electric companies pursuant to Conn. Gen. Stat.
     section 16-246c with minority interests in Millstone Unit No. 3 located in Waterford, Connecticut.

2. NEP and Montaup each constitute an "electric company" and "public service company" pursuant to Conn. Gen. Stat. section 16-43.

3.   NEP and Montaup have no ratepayers in Connecticut.

4. NEP and Montaup have minority interests in Millstone Unit No. 3 located in Waterford, Connecticut.

5.   EUA and NEES are holding companies of Montaup and NEP, respectively.

V.   Conclusion and Order

A.   Conclusion

          Accordingly, pursuant to Conn. Gen. Stat. section 16-43, the Department approves the Petitioners' requests for the reorganization and mergers as discussed above. These transactions would have no adverse impact on electric service or ratepayers in Connecticut. The Department's approval is subject to compliance with all applicable requirements of agencies that intend to exercise authority over the proposed transaction.

B.   Order

1. NEP and Montaup shall file with the Department any decisions issued by the MDTE relating to the merger of the public service companies and the holding companies that are the subject of these dockets within 30 days after each decision becomes available.


Docket No. 99-08-11 99-08-11       Application of Montaup Electric Company for
                                   the Transfer of Ownership From Eastern Edison
                                   Company to Eastern Utilities Affiliates
                                   Application of Montaup Electric Company for the Transfer of Ownership From Eastern Edison
                                   Company to Eastern Utilities Associates

Docket No. 99-08-12 99-08-12       Application of New England Power Company for
                                   Approval of a Merger with Montaup Electric
                                   Company Application of New England Power
                                   Company for Approval of a Merger with Montaup
                                   Electric Company

Docket No. 99-08-13 99-08-13       Application of New England Electric System
                                   for Approval of a Merger with Eastern
                                   Utilities Associates Application of New
                                   England Electric System for Approval of a
                                   Merger with Eastern Utilities Associates

This Decision is adopted by the following Commissioners:

               Glenn Arthur

               Linda Kelly Arnold

               Jack R. Goldberg

                             CERTIFICATE OF SERVICE

The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.

          ________________________                              11/04/99
          Louise E. Rickard                                     Date
          Acting Executive Secretary
          Department of Public Utility Control


M. Hoffman